Exhibit (a)(1)(xxvi)

Basel, Switzerland, May 5, 2017

Syngenta shareholders accept ChemChina offer

China National Chemical Corporation (ChemChina) today announced the provisional interim results for ChemChina’s offer to acquire Syngenta. At the end of the Main Offer Period on May 4, based on preliminary numbers, around 80.7 percent of shares have been tendered. Subject to confirmation in the definitive notice of interim results scheduled for May 10, the Minimum Acceptance Rate condition of 67 percent of issued Syngenta shares has been met.

The prospective timetable for the closing of the offer is as follows:

Wednesday, May 10, 2017	Definitive notice of the interim result of the Offer

Thursday, May 11, 2017	Start of the Additional Acceptance Period

Tuesday, May 16, 2017	Payment of Special Dividend to shareholders[1]

Thursday, May 18, 2017	First Settlement

Wednesday, May 24, 2017	End of the Additional Acceptance Period

Friday, May 26, 2017 (at the latest)	Provisional notice of the end result of the Offer

Wednesday, May 31, 2017	Definitive notice of the end result of the Offer

Wednesday, June 7, 2017	Second Settlement

Further, as soon as permitted by law and applicable regulations, it is intended to de-list the shares from the SIX and to de-list the ADSs from the NYSE.

[1] Holders of ADSs will receive the Special Dividend in mid-July.

About Syngenta

Syngenta is a leading agriculture company helping to improve global food security by enabling millions of farmers to make better use of available resources. Through world class science and innovative crop solutions, our 28,000 people in over 90 countries are working to transform how crops are grown. We are committed to rescuing land from degradation, enhancing biodiversity and revitalizing rural communities. To learn more visit www.syngenta.com and www.goodgrowthplan.com. Follow us on Twitter® at www.twitter.com/Syngenta.

About ChemChina

ChemChina, which is headquartered in Beijing, China, possesses production, R&D and marketing systems in 150 countries and regions. It is the largest chemical corporation in China, and occupies the 234th position among the Fortune Global 500. The company’s main businesses include materials science, life science, high-end manufacturing and basic chemicals, among others. Previously, ChemChina has successfully acquired 9 leading industrial companies in France, United Kingdom, Israel, Italy and Germany, etc. To learn more visit www.chemchina.com and www.chemchina.com/press.

Disclaimer

This press release is not an offer to purchase or a solicitation of an offer to sell any securities.

Additional information and where to find it

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell company securities. The solicitation and offer to buy company securities is only made pursuant to the Swiss offer prospectus and the offer to purchase and other documents relating to the U.S. offer that have been filed with the US Securities and Exchange Commission (“SEC”). At the time the US Public Tender Offer was commenced, ChemChina and a designated direct or indirect subsidiary filed a tender offer statement on Schedule TO with the SEC and thereafter, the company filed a solicitation/recommendation statement on Schedule 14d-9 with respect to the offer. Investors and security holders are urged to read these materials carefully since they contain important information, including the terms and conditions of the offer. Investors and security holders may obtain a free copy of these materials and other documents filed by ChemChina and the company with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by the company at www.syngenta.com.

Cautionary statement regarding forward-looking statements

Some of the statements contained in this press release are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of the closing conditions for the acquisition, the possibility that the transaction will not be completed and other risks and uncertainties discussed in the company’s public filings with the SEC, including the “risk factors” section of the company’s form 20-F filed on February 16, 2017 as well as the tender offer documents filed by the offeror and the solicitation/recommendation statement filed by the company. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any forward-looking statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. The offeror, ChemChina and the company disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this press release or otherwise.